Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Watts Industries, Inc.

We consent to the incorporation by reference in the following registration statements of Watts Industries, Inc. (1) No. 333-32685 on Form S-8, (2) No. 33-37926 on Form S-8, (3) No. 33-69422 on Form S-8, (4) No. 33-64627 on Form
S-8, (5) No. 33-30377 on Form S-8 of our report dated February 5, 2002, relating to the consolidated balance sheets of Watts Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000, the six-month period ended December 31, 1999 and the fiscal year ended June 30, 1999, which report appears in the December 31, 2001 annual report on Form 10-K of Watts Industries, Inc.


/s/ KPMG LLP

Boston, Massachusetts
March 14, 2002